Exhibit 99.1

Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 6, 2008

Crystal River’s management will host a dial-in teleconference to review its fourth quarter and full year 2007 financial results on March 7, 2008, at 9:00 a.m. (EST). The teleconference can be accessed by dialing 877-675-4748 or 719-325-4873 (International). A replay of the recorded teleconference will be available through March 21, 2008. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and entering passcode 8042806. A live audio webcast of the call will be accessible on the Company's website, www.crystalriverreit.com, via a link from the Investor Relations section. A replay of the audio webcast will be archived in the Investor Relations section of the Company's website.

CRYSTAL RIVER REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

NEW YORK, NY—March 6, 2008—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) today announced its financial results for the fourth quarter and the year ended December 31, 2007.  The Company also announced today that its Board of Directors declared a cash distribution for the quarter ended March 31, 2008 of $0.68 per share.

For additional information relating to Crystal River’s results, a discussion of the market environment and the Company’s future business strategy, please refer to Crystal River’s letter to stockholders, which has been posted to the Investor Relations section of the Company’s website at www.crystalriverreit.com.

I.   FINANCIAL HIGHLIGHTS

Fourth Quarter Financial Summary

Net investment income (defined below) for the quarter ended December 31, 2007 increased to $19.9 million, or $0.80 per share, from $19.2 million, or $0.77 per share, for the fourth quarter of 2006. The increase was primarily attributable to the addition of rental income from the office properties the Company acquired in 2007, which more than offset lower interest and dividend income due to the deleveraging of the balance sheet during the third and fourth quarters of 2007. Operating earnings (defined below) for the quarter ended December 31, 2007 increased to $17.9 million, or $0.72 per share, from $16.0 million, or $0.64 per share, for the fourth quarter of 2006.

Net investment income for the quarter ended December 31, 2007 totaled $19.9 million, or $0.80 per share, compared to $23.5 million, or $0.94 per share, for the third quarter of 2007. Operating earnings for the quarter ended December 31, 2007 decreased to $17.9 million, or $0.72 per share, from $20.2 million, or $0.81 per share, for the third quarter of 2007.

“Our fourth quarter net investment income and operating earnings continued to be strong, but were negatively impacted by the reduction in our asset base due to our Agency MBS sales during the third and fourth quarters of 2007 and higher borrowing costs associated with the credit crisis,” said Clifford Lai, Crystal River’s President and Chief Executive Officer. “However, our borrowing costs, especially on our Agency MBS portfolio, are declining due to the recent Fed easing, which should help to offset anticipated maturities of some high yielding assets in 2008.”

The net loss for the quarter ended December 31, 2007 totaled $250.4 million, or $10.10 per share, compared to a net loss of $93.9 million, or $3.76 per share, for the third quarter of 2007 and net income of $14.2 million, or $0.57 per share, for the fourth quarter of 2006. The primary contributors to the fourth quarter 2007 net loss were non-cash impairment charges of $213.9 million and a $45.1 million loss on derivatives. Approximately $40.0 million of the derivative loss was attributable to a realized loss resulting from single name credit default swaps (“CDS”) and CDS on the CMBX Index, and is discussed below.

Of the total $213.9 million fourth quarter impairment charge, $24.6 million was taken in accordance with accounting rule EITF 99-20, and was primarily attributable to the decline in projected yields related to changes in the Company’s cash flow assumptions on underlying assets. An additional $188.2 million in impairments relate to other than temporary declines in market values and was primarily a consequence of wider yield spreads affecting the market values of commercial mortgage-backed securities (“CMBS”) and non-Agency residential mortgage-backed securities (“RMBS”). An impairment charge of $1.1 million was taken for unrealized losses on the Company’s Agency mortgage-backed securities (“Agency MBS”) designated for possible sale. This non-cash impairment charge represents changes in market value due to an increase in yield spreads since the purchase of these securities. Finally, the Company also recorded a $4.5 million loan loss allowance on its real estate loan holdings.

The following table details the Company’s impairment charges on its available for sale securities by type and by sector for the quarter ended December 31, 2007:

		Impairments
($ in millions)	Carrying Value at Dec 31, 2007	EITF 99-20		Other than temporary declines in market values		Designated for possible sale

Agency MBS	$1,246.7	$	―	$	―	$1.1
CMBS	399.4		―		154.6	―
Prime RMBS	115.7		5.2		24.7	―
Sub-prime RMBS	52.7		19.4		8.3	―
Preferred stock	0.7		―		0.6	―
Total	$1,815.2		$24.6		$188.2	$1.1

During the quarter, the Company had a realized and unrealized loss on derivatives on its CDS on single names and on the CMBX Index. Crystal River closed out $170 million of its CDS exposure – including all of its long and short CMBX Index exposure – during the fourth quarter of 2007, realizing a $40.0 million loss. Additionally, the Company closed out $20 million of its CDS exposure during the first quarter of 2008 to date, realizing a $6.6 million loss, of which $4.1 million was accrued in 2007 as a result of widening yield spreads. Following these transactions, the Company has a total of $55 million of single name CDS exposure remaining. The following table details the Company’s realized and unrealized losses on its credit default swaps:

($ in millions)	Notional at Sept. 30, 2007	Unrealized Loss at Sept. 30, 2007	Fourth Quarter 2007 Change in Valuation	Fourth Quarter 2007 Realized Loss	Notional at Dec. 31,2007	Unrealized Loss at Dec. 31, 2007
Single Name CDS	$110.0	$(16.0)	$(24.3)	$7.4	$75.0	$(32.9)
CMBX CDS (1)	135.0	(14.2)	(18.4)	32.6	―	―
Total	$245.0	$(30.2)	$(42.7)	$40.0	$75.0	$(32.9)

(1) At September 30, 2007, Crystal River had $115 million of long exposure and $20 million of short exposure to CMBX CDS

Mr. Lai noted: “Following the execution of the Company’s second CDO in January 2007, we anticipated a third CDO financing in the summer of 2007 on more of the Company’s CMBS holdings.  We had approximately $150 million of CMBS ($200 million par value) accumulated for this CDO at the end of the first quarter of 2007 and purchased additional exposure to investment grade-rated CMBS via the CMBX market. The credit crisis led to a shutdown of the CDO market, however, and the Company decided to liquidate the CMBX holdings in the fourth quarter, realizing a $32.6 million loss.”

Due to the general widening of yield spreads and the resulting market value adjustments to the carrying value of the Company’s available for sale securities, GAAP common equity book value per share declined to $4.48 at December 31, 2007 from $12.29 at September 30, 2007. The majority of the assets with negative market value adjustments have been permanently financed in the Company’s two CDOs. Prior to the Company’s adoption of accounting rule SFAS 159 discussed below, under GAAP, the debt issued by the Company’s CDOs has not been carried at its fair value. However, the Company has determined that non-recourse CDO debt would have had approximately a $187.6 million, or $7.59 per share, positive impact on book value had the CDO debt been carried at its fair value. The resulting adjusted book value at December 31, 2007 was $12.07.

Full Year Financial Summary

Net investment income for the year ended December 31, 2007 increased to $81.9 million compared to net investment income of $61.6 million for the year ended December 31, 2006. Operating earnings for the year ended December 31, 2007 increased to $69.9 million, or $2.80 per share, compared to operating earnings of $49.5 million, or $2.40 per share, for the year ended December 31, 2006. The increase in net investment income and operating earnings for 2007 was the result of higher asset yields on the portfolio as the Company had reallocated the portfolio from lower- to higher-yielding assets and the result of the 2006 deployment of the proceeds from the Company’s August 2006 initial public offering.

The net loss for the year ended December 31, 2007 totaled $345.9 million, or $13.86 per share, compared to net income of $46.9 million, or $2.27 per share, for the year ended December 31, 2006. The primary contributors to the net loss for 2007 were an $85.0 million realized and unrealized loss on derivatives and non-cash impairment charges of $317.9 million, of which $81.3 million was recorded in the third quarter and $213.9 million was recorded in the fourth quarter.

II.  OUTLOOK

The net investment income margin increased to 2.36% at December 31, 2007 from 2.14% at September 30, 2007 and 1.35% at December 31, 2006. The net investment income margin represents the expected accounting yield on the current portfolio assuming interest rates remain constant and any unforeseen credit events on the assets do not materialize. The following table summarizes the Company’s asset yield, liability cost and net investment income margin:

	December 31, 2007	September 30, 2007	December 31, 2006
Asset yield	7.57%	7.39%	6.27%
Liability cost	5.21%	5.25%	4.92%
Net investment income margin	2.36%	2.14%	1.35%

Under the assumptions set forth above, the net investment income margin at December 31, 2007 produces a low- to mid-teens return on equity. The net investment income margin was buoyed by a combination of higher asset yields and declining floating rate liability costs on the Company’s Agency MBS portfolio, offset by lower advance rates and higher spreads on non-Agency asset borrowings.

Effective January 1, 2008, Crystal River adopted SFAS 159, a new fair value accounting standard that permits the Company to carry both the assets and liabilities of its two collateralized debt obligation (“CDO”) entities at their fair value going forward. As a result, all unrealized gains and losses of the available for sale securities held within the Company’s CDOs, the corresponding CDO liabilities and swaps previously designated as a hedge will be recorded directly into earnings in the Company’s consolidated statements of operations. Under SFAS 159 the Company will have a one-time cumulative effect balance sheet adjustment reflecting the initial application of the standard.

Dividend Information

Crystal River announced today that its Board of Directors has declared a cash distribution for the quarter ended March 31, 2008 of $0.68 per share. The common stock cash distribution will be payable on April 29, 2008 to stockholders of record as of the close of business on March 31, 2008. The Company’s dividend level will continue to be determined by the Board of Directors based on the operating results of each quarter, economic conditions, capital requirements and other operating trends.

Additional Information

Crystal River announced that it has agreed with its external manager to pay its 2008 quarterly management fee in shares of its common stock as opposed to cash.

About Crystal River

Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT. The Company invests in commercial real estate, real estate loans, real estate related securities, such as commercial and residential mortgage-backed securities, and other alternative asset classes. The Company focuses on opportunities across the real estate spectrum that are consistent with its goals of generating sustainable long-term cash flows and that are funded with long-term liabilities. For more information, visit www.crystalriverreit.com.

COMPANY CONTACT
Marion Hayes
Investor Relations
Crystal River Capital, Inc.
(212) 549-8413
mhayes@crystalriverreit.com
[CRZ-F]

III.  CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets

	December 31,	September 30,	December 31,
	2007	2007	2006
($ in thousands, except share and per share data)	(unaudited)	(unaudited)
ASSETS
Available for sale securities, at fair value	$1,815,246	$2,137,660	$3,342,608
Real estate loans	170,780	212,942	237,670
Commercial real estate, net	234,763	236,903	―
Other investments	37,761	36,193	20,133
Intangible assets	81,174	82,229	―
Cash and cash equivalents	27,521	40,890	39,023
Restricted cash	68,706	77,581	79,483
Receivables	31,637	36,740	28,143
Due from broker	―	41,178	―
Prepaid expenses and other assets	540	916	1,791
Deferred financing costs, net	10,750	11,598	4,929
Derivative assets	560	6,721	20,865

Total Assets	$2,479,438	$2,921,551	$3,774,645
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and cash collateral payable	$1,817	$3,027	$11,486
Due to Manager	678	1,302	2,040
Due to broker	―	―	94,881
Dividends payable	16,828	16,910	16,514
Intangible liabilities	77,745	79,276	―
Repurchase agreements	1,276,121	1,539,259	2,723,643
Repurchase agreement, related party	―	37,319	144,806
Collateralized debt obligations	486,608	507,405	194,396
Junior subordinated notes held by trust that issued trust preferred securities	51,550	51,550	―
Mortgage payable	219,380	219,380	―
Senior mortgage-backed notes	99,815	100,477	―
Secured revolving credit facility, related party	67,319	―	―
Interest payable	9,256	11,401	19,417
Derivative liabilities	61,729	49,062	11,148

Total Liabilities	2,368,846	2,616,368	3,218,331
Commitments and contingencies	―	―	―
Stockholders’ Equity
Preferred stock, par value $0.001 per share;100,000,000 shares authorized, no shares issued and outstanding	―	―	―
Common stock, $0.001 par value, 500,000,000 shares
authorized, 24,704,945, 24,829,245 and25,021,800 shares issued and outstanding, respectively	25	25	25
Additional paid-in capital	562,930	564,591	566,285
Accumulated other comprehensive income (loss)	(15,481)	(89,793)	13,212
Dividends declared in excess of results of operations	(436,882)	(169,640)	(23,208)

Total Stockholders’ Equity	110,592	305,183	556,314

Total Liabilities and Stockholders’ Equity	$2,479,438	$2,921,551	$3,774,645

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended			Year ended
($ in thousands, except share and per share data)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Revenues
Interest income – available for salesecurities	$40,158	$52,945	$52,300	$194,130	$181,728
Interest income – real estate loans	3,839	4,512	4,189	17,080	11,860
Other interest and dividend income	1,513	2,220	2,629	8,709	7,636
Total interest and dividend income	45,510	59,677	59,118	219,919	201,224
Rental income, net	5,554	4,998	―	16,210	―
Total revenues	51,064	64,675	59,118	236,129	201,224

Expenses
Interest expense	31,579	41,920	39,873	156,797	139,601
Management fees, related party	781	1,416	2,446	6,378	7,854
Professional fees	1,061	857	373	3,904	2,722
Depreciation and amortization	3,023	2,816	―	8,948	―
Incentive fees	―	―	―	124	68
Insurance expense	264	265	107	936	413
Directors’ fees	182	173	118	695	436
Public company expense	65	225	210	522	210
Commercial real estate expenses	334	333	―	1,011	―
Provision for loan loss	4,500	―	―	4,500	―
Other expenses	122	105	35	523	373
Total expenses	41,911	48,110	43,162	184,338	151,677

Other revenues (expenses)
Realized net loss on sale of securitiesavailable for sale, real estate loansand other investments	(376)	(2,502)	(1,359)	(1,698)	(2,128)
Realized and unrealized gain (loss)on derivatives	(45,100)	(27,644)	4,200	(84,951)	10,347
Impairments on available for salesecurities	(213,945)	(81,293)	(2,599)	(317,931)	(10,389)
Foreign currency exchange gain(loss)	―	(459)	(980)	4,292	580
Income from equity investments	431	741	―	2,610	―
Other	(577)	658	(1,008)	9	(1,040)
Total other expenses	(259,567)	(110,499)	(1,746)	(397,669)	(2,630)

Net income (loss)	$(250,414)	$(93,934)	$14,210	$(345,878)	$46,917

Net income (loss) per share – basicand diluted	$(10.10)	$(3.76)	$0.57	$(13.86)	$2.27
Weighted average number ofshares outstanding:
Basic and diluted	24,783,624	24,995,885	25,037,758	24,962,708	20,646,637
Dividends declared per share ofcommon stock	$0.68	$0.68	$0.66	$2.72	$2.71

Net Investment Income (Unaudited)

	Three months ended			Year ended
($ in thousands, except share and per share data)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Total interest and dividend income	$45,510	$59,677	$59,118	$219,919	$201,224
Rental income, net	5,554	4,998	―	16,210	―
Income from equity investments	431	741	―	2,610	―
Interest expense	(31,579)	(41,920)	(39,873)	(156,797)	(139,601)

Net investment income	$19,916	$23,496	$19,245	$81,942	$61,623
Net investment income per share	$0.80	$0.94	$0.77	$3.28	$2.98
Weighted average number ofshares outstanding:
Basic and diluted	24,783,624	24,995,885	25,037,758	24,962,708	20,646,637

Reconciliation of Net Income (Loss) to Operating Earnings (Unaudited)

	Three months ended			Year ended
($ in thousands, except share and per share data)	Dec. 31, 2007	Sept 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Net income (loss)	$(250,414)	$(93,934)	$14,210	$(345,878)	$46,917
Realized net loss on sale of securitiesavailable for sale, real estate loansand other investments	376	2,502	1,359	1,698	2,128
Realized and unrealized (gain) losson derivatives	45,100	27,644	(4,200)	84,951	(10,347)
Impairments on available for salesecurities	213,945	81,293	2,599	317,931	10,389
Provision for loan loss on real estateloans	4,500	―	―	4,500	―
Foreign currency exchange (gain) loss	―	459	980	(4,292)	(580)
Depreciation and amortization	3,023	2,816	―	8,948	―
Cash settlements on economic hedgesthat did not qualify for hedgeaccounting treatment	801	80	―	2,059	―
Other	577	(658)	1,008	(9)	1,040

Operating earnings	$17,908	$20,202	$15,956	$69,908	$49,547
Operating earnings per share	$0.72	$0.81	$0.64	$2.80	$2.40
Weighted average number of sharesoutstanding:
Basic and diluted	24,783,624	24,995,885	25,037,758	24,962,708	20,646,637

Comprehensive Loss (Unaudited)

($ in thousands)	Three months ended December 31, 2007	Year ended December 31, 2007

Net loss	$(250,414)	$(345,878)

Changes in OCI - securities available for sale (1)	96,333	6,176
Unrealized loss on cash flow hedges	(18,299)	(29,499)
Deferred loss on settled cash flow hedges	(3,211)	(3,143)
Amortization of net gains on cash flow hedges into interest expense	(511)	(2,227)
Comprehensive loss	$(176,102)	$(374,571)

(1) Represents reclassification from OCI to impairments on available for sale securities

IV.  SUPPLEMENTAL INFORMATION

Total Investment Portfolio at December 31, 2007

The following table summarizes the Company’s investment portfolio at December 31, 2007, September 30, 2007 and December 31, 2006:

	December 31, 2007		September 30, 2007		December 31, 2006
($ in millions)	Carrying Value	% Total	Carrying Value	% Total	Carrying Value	% Total
Available for sale securities
Agency MBS	$1,246.7	55.1%	$1,423.6	54.3%	$2,532.1	70.2%
CMBS	399.4	17.7%	468.0	17.8%	472.6	13.1%
Prime RMBS	115.7	5.1%	144.6	5.5%	167.5	4.7%
Sub-prime RMBS	52.7	2.3%	79.5	3.0%	119.7	3.3%
ABS (1)	―	―	20.2	0.8%	46.1	1.3%
Preferred stock	0.7	0.1%	1.7	0.1%	4.6	0.1%
Direct real estate loans
Construction loans	20.9	0.9%	25.3	1.0%	20.1	0.6%
Mezzanine loans	31.9	1.4%	31.8	1.2%	16.9	0.5%
Whole loans	118.0	5.2%	155.8	5.9%	200.7	5.6%
Real estate finance fund	36.2	1.6%	34.6	1.3%	―	―
Commercial real estate-owned	238.2	10.5%	236.9	9.0%	―	―
Other	1.6	0.1%	1.6	0.1%	20.1	0.6%
Total	$2,262.0	100.0%	$2,623.6	100.0%	$3,600.4	100.0%

(1) Asset-backed securities (“ABS”)

Fourth Quarter 2007 Securities Roll-Forward Table

The table below details the impact of purchases and sales, principal paydowns, premium and discount amortization and adjustments to market value on our available for sale securities during the fourth quarter of 2007:

($ in millions)	Carrying Value 9/30/2007	Sales	Principal Paydowns	(Prem.)/ Disc. Amor-tization	Mark-to-Markets		Carrying Value 12/31/2007
					Impairments	OCI (1)
Agency MBS	$ 1,423.6	$ (130.3)	$ (50.1)	$ (0.6)	$ (1.1)	$ 5.2	$ 1,246.7
CMBS	468.0	(3.7)	―	2.0	(154.6)	87.7	399.4
Prime RMBS`	144.6	―	(4.4)	3.1	(29.9)	2.3	115.7
Sub-prime RMBS	79.5	―	(0.1)	(0.2)	(27.7)	1.2	52.7
ABS	20.2	(19.1)	(1.5)	0.1	―	0.3	―
Preferred Stock	1.7	―	―	―	(0.6)	(0.4)	0.7
Total	$ 2,137.6	$ (153.1)	$ (56.1)	$ 4.4	$ (213.9)	$ 96.3	$ 1,815.2

(1) Other Comprehensive Income (“OCI”)

Full Year 2007 Securities Roll-Forward Table

The table below details the impact of purchases and sales, principal paydowns, premium and discount amortization adjustments to market value on our available for sale securities during the year ending December 31, 2007:

($ in millions)	Carrying Value 12/31/2006	Net Purchases/ (Sales)	Principal Paydowns	(Prem.)/ Disc. Amor-tization	Mark-to-Markets		Carrying Value 12/31/2007
					Impair-ments	OCI
Agency MBS	$ 2,532.1	$ (931.5)	$ (353.9)	$ (3.9)	$ (10.6)	$ 14.5	$ 1,246.7
CMBS	472.6	99.3	(1.1)	6.0	(174.9)	(2.5)	399.4
Prime RMBS	167.5	10.2	(20.1)	12.0	(47.7)	(6.2)	115.7
Sub-prime RMBS	119.7	10.6	(3.1)	4.5	(81.0)	2.0	52.7
ABS	46.1	(34.8)	(10.8)	0.9	―	(1.4)	―
Preferred Stock	4.6	―	―	―	(3.7)	(0.2)	0.7
Total	$ 3,342.6	$ (846.2)	$ (389.0)	$ 19.5	$ (317.9)	$ 6.2	$ 1,815.2

Commercial Real Estate (“CRE”) Investment Portfolio

At December 31, 2007, Crystal River’s CRE investment portfolio totaled $238.2 million. The CRE portfolio consisted of three high-quality office buildings 100% leased on a triple-net basis to JPMorgan Chase. The buildings are financed with long-term fixed rate mortgage loans.

CRE investment portfolio at December 31, 2007:

Location	Tenant	Year of Lease Expiry	Total Area (000s Sq.Ft.)	Book Value (1) (millions)	Debt (millions)	Net Book Equity (millions)
Houston, Texas	JPMorgan Chase	2021	428.6	$62.2	$53.4	$8.8
Arlington, Texas	JPMorgan Chase	2027	171.5	21.9	20.9	1.0
Phoenix, Arizona	JPMorgan Chase	2021	724.0	154.1	145.1	9.0
Total			1,324.1	$238.2	$219.4	$18.8

(1) Book Value includes intangible assets and intangible liabilities, but excludes rent enhancement receivables.

Real Estate Loan Investment Portfolio

At December 31, 2007, Crystal River’s real estate loan portfolio, which consists of mezzanine loans, B Notes, construction loans and whole loans, totaled $170.8 million and had a weighted average interest rate of 7.5%. During the quarter, a $37.0 million whole loan secured by the Forbes Trinchera Ranch was repaid by the borrower. The Company underwrote the floating-rate loan in August 2005 at LIBOR plus 250 basis points. Over the life of the investment, the loan generated an annualized gross internal rate of return of 8.6%. Crystal River also recorded a $4.5 million loan loss allowance on its real estate loan holdings.

Real estate loan portfolio at December 31, 2007:

($ in millions)	# of Loans	Carrying Value	Weighted Average
			Interest Rate	Years to Maturity
Whole loans	14	$ 118.0	5.7%	7.4
Construction loans	2	20.9	12.5%	0.5
Mezzanine loans	3	31.9	9.8%	7.1
Total Real Estate Loans	19	$ 170.8	7.5%	6.3

CMBS Investment Portfolio

At December 31, 2007, Crystal River’s CMBS portfolio totaled $399.4 million and had an average credit rating of BB-. The weighted average debt service coverage ratio (“DSCR”), which measures the amount of cash flow available to meet annual interest and principal payments on debt, was 1.52 and the weighted average loan-to-value ratio (“LTV”) ratio was 68.7%. During the quarter, the Company sold $3.7 million of CMBS.

CMBS portfolio at December 31, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield (1)	Term (yrs)
BBB	$ 182.2	$ 182.2	11.6%	8.8
BB	99.8	99.8	14.0%	8.9
B	61.6	62.1	17.1%	9.8
Below B	55.2	55.3	22.7%	10.3
Total CMBS	$ 398.8	$ 399.4	14.6%	9.2

(1)	Book yield is the internal rate of return which is the rate of interest that equals the estimated periodic future cash flows based on amortized cost.

Agency MBS Investment Portfolio

Agency MBS are securities that have been guaranteed by an agency of the U.S. government (Ginnie Mae) or by U.S. government sponsored enterprises (Fannie Mae and Freddie Mac). Owners of Agency MBS are guaranteed the timely payment of principal and interest, which gives the securities the equivalent of an AAA credit rating, the highest rating available. The Company’s Agency MBS are hybrid adjustable rate securities where the underlying mortgages have an initial fixed-rate period for either three years or five years. Following that initial fixed interest rate period, the loans usually reset every month.

At December 31, 2007, Crystal River’s Agency MBS portfolio totaled $1,246.7 million. During the quarter, the Company sold $130.3 million of Fannie Mae and Freddie Mac Agency MBS.

Agency MBS portfolio at December 31, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield	Term to Reset (yrs)
3/1 hybrid adjustable rate	$ 251.8	$ 252.9	5.1%	1.4
5/1 hybrid adjustable rate	986.9	993.8	5.4%	3.4
Total Agency MBS	$ 1,238.7	$ 1,246.7	5.3%	3.0

Prime RMBS Investment Portfolio

At December 31, 2007, Crystal River's prime RMBS portfolio totaled $115.7 million. The prime RMBS securities had an average credit rating of B+.

Prime RMBS portfolio at December 31, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield	Term (yrs)
BBB	$ 13.4	$ 13.6	11.9%	4.5
BB	37.8	37.9	25.1%	4.5
B	50.4	50.5	32.4%	5.3
Not rated	13.8	13.7	78.3%	3.9
Total Prime RMBS	$ 115.4	$ 115.7	33.1%	4.8

Sub-prime RMBS Investment Portfolio

At December 31, 2007, Crystal River's sub-prime RMBS portfolio totaled $52.7 million. Of that amount, $44.3 million was from the 2005 vintage, $7.4 million was from the 2006 vintage and $1.0 million was from the 2007 vintage. The sub-prime RMBS securities had an average credit rating of BB+.

Sub-prime RMBS portfolio at December 31, 2007:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Book Yield	Term (yrs)
BBB	$ 18.9	$ 19.0	33.2%	2.2
BB	16.6	16.7	61.3%	1.6
B and below	15.9	17.0	2.2%	1.2
Total Sub-prime RMBS	$ 51.4	$ 52.7	32.7%	1.7

Adjusted Book Value

The following table shows the Company’s reconciliation of book value to adjusted book value and per share amounts based on the 24.7 million shares outstanding at December 31, 2007 and on the 24.8 million shares outstanding at September 30, 2007:

($ in millions, except per share amounts)	Total	Per Share Amount
December 31, 2007
Stockholders’ equity	$110.6	$4.48
Add: Adjustment to carry CDO debt at fair value	187.6	7.59
Adjusted book value	$298.2	$12.07

September 30, 2007
Stockholders’ equity	$305.2	$12.29
Add: Adjustment to carry CDO debt at fair value	73.5	2.96
Adjusted book value	$378.7	$15.25

Financing

At December 31, 2007, Crystal River had a cash position of $27.5 million and had financing capacity in the form of secured and unsecured facilities and unencumbered assets. The Company has and will continue to work to match-fund assets and liabilities. As at December 31, 2007, excluding repurchase financing for Agency MBS, 95.2% of Crystal River’s debt was term-financed through CDO debt, other term debt and funding facilities.

Financing Details – Asset Side

The table below summarizes the breakdown of our available for sale securities between assets held by non-recourse securitization subsidiaries financed by CDO debt and assets held directly at December 31, 2007:

($ in millions)	Consolidated Carrying Value	Securitized Assets		Unsecuritized Assets
Agency MBS	$1,246.7	$	―	$1,246.7
CMBS	399.4		301.9	97.5
Prime RMBS	115.7		63.1	52.6
Sub-prime RMBS	52.7		33.7	19.0
ABS	―		―	―
Preferred Stock	0.7		―	0.7
Total	$1,815.2		$398.7	$1,416.5

Financing Details – Liability Side

The following table shows the Company’s available for sale assets, real estate loans and other investments as of December 31, 2007 and the different lines used to finance such assets, categorized by (i) CDO debt, (ii) other term debt, such as mortgage loans on commercial real estate and trust preferred securities, (iii) funding facilities, which include warehouse lines and term bank facilities, and (iv) reverse repurchase agreements:

	Assets		Debt
($ in millions)	Carrying Value		CDO Debt (1)	Other Term Debt		Funding Facilities		Repurchase Agreements

CMBS	$399.4		$391.7	$	―	$	―	$39.8
Prime RMBS	115.7		61.9		―		6.4	4.9
Sub-prime RMBS	52.7		33.0		―		5.7	2.3
CDO Notes	―		―		―		1.3	―
Preferred stock	0.7		―		―		―	―
Real estate loans	170.8		―		99.8		30.0	―
Commercial real estate	238.2		―		219.4		―	―
Real Estate Finance Fund	36.2		―		―		37.3	―
Trust preferred securities	―		―		51.6		―	―
Other	1.6		―		―		―	―

Subtotal	$1,015.3		$486.6		$370.8		$80.7	$47.0

Agency MBS	1,246.7	(2)	―		―		―	1,215.7

Total	$2,262.0		$486.6		$370.8		$80.7	$1,262.7

(1) CDO debt has been allocated based upon the asset mix within the Company’s CDOs
(2) Excludes margin cash

Stock Repurchase Plan

Following the implementation of a stock repurchase plan covering up to two million shares; Crystal River repurchased a total of 299,300 shares of its common stock at an average price of $15.08 and a total cost of $4.5 million through December 31, 2007.

V.  OTHER INFORMATION

The Company intends to file its Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission by Friday, March 14, 2008. Please read the Form 10-K carefully as it contains Crystal River’s consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-K will also be made available under the Investor Relations section of Crystal River’s website at www.crystalriverreit.com.

Definition of Operating Earnings

This press release and accompanying financial information make reference to operating earnings on a total and per share basis. The Company considers its operating earnings to be income after operating expenses but before realized and unrealized gains and losses, hedge ineffectiveness, foreign currency exchange impact, loss on impairment of assets and commercial real estate depreciation and amortization. The Company believes operating earnings provides useful information to investors because it views operating earnings as an effective indicator of the Company’s profitability and financial performance over time. Operating earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates, expected losses on credit sensitive positions and the return on the Company’s investments as the underlying assets are carried at estimated fair value. The Company has provided the components of operating earnings and a full reconciliation from net income (loss) to operating earnings with the financial statements accompanying this press release. Operating earnings is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Definition of Net Investment Income

This press release and accompanying financial information make reference to net investment income on a total and per share basis. The Company considers its net investment income to be total revenues including income from equity investments less interest expense. The Company believes net investment income provides useful information to investors because it represents the largest component of the Company’s operating earnings, which management believes is an effective indicator of the Company’s profitability and financial performance over time. The Company provides the components of net investment income with the financial statements accompanying this press release. Net investment income is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Definition of Adjusted Book Value

This press release and accompanying financial information make reference to adjusted book value on a total and per share basis. The Company considers its adjusted book value to be stockholders’ equity adjusted to reflect its CDO debt at fair value and considers this non-GAAP measure important because it reflects the Company’s book value with the assets and liabilities of its CDOs carried at their fair value. The Company provides the components of adjusted book value with the financial statements accompanying this press release. Adjusted book value is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Forward-Looking Information

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to our future financial results. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. For more information on the risks facing the Company, see the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended September 30, 2007, filed with the SEC on November 13, 2007 and the risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we expect to file with the SEC on or before March 17, 2008. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.